UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 6, 2023

Mr. Cooper Group Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-14667	91-1653725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8950 Cypress Waters Blvd.
Coppell, TX 75019
(Address of Principal Executive Offices, and Zip Code)

469-549-2000
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	COOP	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Cooper Group Inc. (the “Company”) issued a press release today announcing two executive leadership appointments: the appointment of Kurt Johnson to Chief Financial Officer and Christine Poland Paxton as Executive Vice President and Chief Risk and Compliance Officer.

Appointment of Chief Financial Officer
The Company announced the appointment of Kurt Johnson as Executive Vice President & Chief Financial Officer, effective March 6, 2023 (the “Effective Date”). Mr. Johnson, age 48, joined the Company in 2015 and most recently served as the Company’s Chief Risk and Compliance Officer, responsible for credit and market risk management and leading the risk and compliance organization. With 25 years in the mortgage industry, Johnson has experience in originations, servicing, capital markets, portfolio management and financial planning. In his time with the Company, Mr. Johnson also led the multi-year Project Titan servicing transformation initiative and oversaw critical technology and process enhancements for the Company’s platform. In 2019, he became the Company’s Chief Credit Officer responsible for setting all Credit Risk related policy and governance. In February 2021, he was promoted to Executive Vice President & Chief Credit and Risk Officer, and in April 2021, he was promoted to Executive Vice President & Chief Risk and Compliance Officer. In connection with Mr. Johnson’s promotion, the Compensation Committee of the Board of Directors of the Company approved an annual (i) base salary of $500,000, (ii) cash bonus target of 150% of base salary and (iii) equity target of $750,000.

Appointment of Chief Risk and Compliance Officer
Additionally, the Company announced that Christine Poland Paxton will return to the Company as Executive Vice President and Chief Risk and Compliance Officer on March 13, 2023. Ms. Paxton most recently served as Senior Vice President of Control Management at Wells Fargo, where she was responsible for managing operational risk for the home lending and servicing business. Before that, she served as Senior Vice President of Enterprise Risk at Mr. Cooper Group, where she established the corporate enterprise risk management framework. Ms. Paxton also served in leadership roles at Capital One and Citi.

Transition and Separation Agreement with Mr. Gow
Mr. Johnson succeeds Jaime Gow, who has served as Chief Financial Officer since April 2022. To ensure a smooth transfer of responsibilities, Mr. Gow will remain employed as a strategic advisor through October 16, 2023 (the “Separation Date”). From the Effective Date through the Separation Date, Mr. Gow will continue to receive his base salary at a rate of $400,000 per year, but will not be eligible for any additional compensation, bonuses, grants or awards. Pursuant to a Transition and Separation Agreement, on the Separation Date, Mr. Gow’s employment with the Company will end, and Mr. Gow will be deemed to have been terminated without cause from the Company. Subject to Mr. Gow’s execution and delivery of a general release of claims, following the Separation Date, Mr. Gow will be entitled to receive the following: (i) salary continuation payments of twelve months of his current base salary paid out over 52 weeks and (ii) a lump sum payment of $672,326 on or before March 1, 2024, consisting of (a) 100% of his target bonus and (b) the next tranche of restricted stock units scheduled to vest for each grant awarded. The Transition and Separation Agreement contains certain non-compete, non-solicitation and non-disparagement provisions. The foregoing summary of the Transition and Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Transition and Separation Agreement, dated March 6, 2023, between Nationstar Mortgage LLC and Jaime Gow

99.1	Press release of Mr. Cooper Group Inc.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mr. Cooper Group Inc.

Date: March 6, 2023	By:	/s/ Christopher G. Marshall
Christopher G. Marshall Vice Chairman & President